UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 21, 2008
ELI LILLY AND COMPANY
(Exact name of registrant as specified in its charter)

Indiana	001-06351	35-0470950

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Lilly Corporate Center
Indianapolis, Indiana 46285

(Address of principal executive offices) (Zip Code)
(317) 276-2000

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On November 24, 2008, Eli Lilly and Company, an Indiana corporation (“Lilly”), completed its acquisition of all of the outstanding shares of common stock, par value $0.001 per share, and the associated preferred stock purchase rights (collectively, the “Shares”), of ImClone Systems Incorporated, a Delaware corporation (“ImClone”), pursuant to an Agreement and Plan of Merger, dated as of October 6, 2008 (the “Merger Agreement”), among Lilly, Alaska Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Lilly (the “Purchaser”), and ImClone.
     Lilly’s acquisition of the Shares was structured as a two-step transaction, with a cash tender offer by the Purchaser for the Shares at a price of $70.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 14, 2008, and in the related Letter of Transmittal, each as amended and supplemented from time to time, filed by Lilly and the Purchaser with the Securities and Exchange Commission on October 14, 2008 (the “Offer”), followed by the merger of the Purchaser with and into ImClone (the “Merger”).
     The Offer expired at 12:00 midnight, New York City time, on November 20, 2008. Based upon information provided by Wells Fargo Bank, N.A., the depositary for the Offer, an aggregate of approximately 85,401,945 Shares were validly tendered and not withdrawn (including certain Shares tendered under guaranteed delivery procedures) in the Offer, representing approximately 95.5% of the issued and outstanding Shares. On November 21, 2008, the Purchaser accepted for payment all Shares validly tendered and not withdrawn in the Offer.
     On November 24, 2008, pursuant to the terms of the Merger Agreement, the Purchaser completed the Merger in accordance with the provisions of Delaware law that authorize the completion of the Merger without a vote or meeting of the stockholders of ImClone. ImClone was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of Lilly. In the Merger, each Share (other than Shares held by Lilly, the Purchaser, ImClone or any of their respective subsidiaries, and Shares held by holders who properly exercise their appraisal rights under applicable Delaware law) was cancelled and converted into the right to receive $70.00 per Share, net to the holder in cash, without interest, subject to any required withholding of taxes.
     In connection with the consummation of the Merger, an application to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended, was filed, and on November 25, 2008, the Shares ceased to be traded on the NASDAQ Global Select Market. The foregoing summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which was included as Exhibit 2.1 to Lilly’s Current Report on Form 8-K, filed October 10, 2008, and which is incorporated herein by reference.
     The aggregate consideration paid by Lilly was approximately $6.26 billion, plus related transaction fees and expenses. Lilly funded the acquisition from available cash and the proceeds of commercial paper issuances.
Item 8.01. Other Events.
     On November 24, 2008, Lilly issued a press release announcing the completion of the Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (a) Financial Statements of Businesses Acquired.
     The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

     (b) Pro Forma Financial Information.
     The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.
     d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of October 6, 2008, among Lilly, the Purchaser and ImClone (incorporated by reference to Exhibit 2.1 to Lilly’s Current Report on Form 8-K, filed October 10, 2008).

99.1	Press Release issued by Lilly, dated November 24, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELI LILLY AND COMPANY

By: Name:	/s/ JAMES B. LOOTENS James B. Lootens
Title:	Secretary
Date: November 26, 2008

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of October 6, 2008, among Lilly, the Purchaser and ImClone (incorporated by reference to Exhibit 2.1 to Lilly’s Current Report on Form 8-K, filed October 10, 2008).

99.1	Press Release issued by Lilly, dated November 24, 2008.